EXHIBIT 10.8

SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into as of June 15, 2008 (the "Effective Date") by and between NatureWell, Incorporated, a Delaware corporation ("Debtor"), and Dutchess Private Equities Fund, Ltd ("Dutchess"), with reference to the following facts:

RECITALS

A.

Debtor issued to Dutchess twelve (12) promissory notes on various dates beginning on May 16, 2006 through May 22, 2008 having an aggregate original face value of $3,268,500 (the "Promissory Notes"). The Promissory Notes are senior secured debt of the Debtor and each of the Promissory Notes is in payment default as of the Effective Date; and

B.	Dutchess, pursuant to the terms of the Promissory Notes, upon an Event of Default, is entitled to penalties and liquidated damages, among other remedies; and

C.	The parties desire to reach a compromise for full payment for any and all penalties or liquidated damages due on the Promissory Notes through the Effective Date.

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.

Representations and Warranties. Dutchess represents and warrants that (i) upon receipt of a payment of $1,700,000 from Debtor it will have received full and final payment for any and all penalties or liquidated damages due on the Promissory Notes through the Effective Date (the "Compromise Payment"), and (ii) that Debtor may pay the Compromise Payment by issuing to Dutchess a senior secured promissory note in the form attached hereto as Exhibit A (the "Senior Note").

2.	Debtor Covenants. That upon execution of this Agreement it shall deliver to Dutchess the Senior Note as full payment of the Compromise Amount.

3.

Other Covenants. The parties agree that by entering into this Agreement, and upon delivery to Dutchess of the Senior Note, that any and all penalties or liquidated damages due on the Promissory Notes through the Effective Date shall have been paid in full as of the Effective Date. The parties further agree that all other terms of the Promissory Notes shall remain in full force and effect, including, but not limited to those provisions relating to penalties and liquidated damages, provided however, Dutchess shall not be entitled to any penalties or liquidated damages for the period prior to the Effective Date.

4.

Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

5.

Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

6.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

7.

Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

8.

Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

9.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

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IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement as of the day and year first written above.

DEBTOR:	DUTCHESS:

NatureWell, Incorporated Delaware Corporation	Dutchess Private Equites Fund, Ltd., a Cayman Islands exempt company

By: _________________________ James R. Arabia, CEO	By: _________________________ Douglas H. Leighton, Director

Exhibit A

SENIOR NOTE

$1,700,000	San Diego, California	June 15, 2008

          FOR VALUE RECEIVED, the undersigned, NatureWell, Incorporated, a Delaware corporation ("Debtor"), promises to pay to the order of Dutchess Private Equities Fund, Ltd., or order ("Holder"), at 50 Commonwealth Avenue, Suite 2, Boston, MA 02116, or such other place as Holder may designate in writing, the principal amount of One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000), together with interest on the unpaid principal balance from time to time outstanding, computed on the basis of a three hundred sixty (360) day year and compounded on an annual basis at a rate (the "Interest Rate") equal to Eight Percent (8%) per annum.

          1.          Payment of Principal and Interest. From the date of this Senior Note (the "Note" or "Senior Note"), annual interest on this Note shall accrue up to the maturity date of January 1, 2012 at which time all interest accrued hereon along with the principal balance of this Note shall be due and payable in full.

          2.          Security Agreement / Seniority. This Note is secured by that certain Security Agreement, and any amendments or addendums thereto (the "Security Agreement") dated May 16, 2006 between Holder and Debtor, granting Holder a senior security interest in Debtor's assets (the "Assets") and such other items set forth more fully in the Security Agreement (collectively, the "Collateral") and shall be pari passu with all Senior Debt and senior in right of payment to all Unsecured Debt and all Subordinated Debt in the manner provided for by that certain Intercreditor, Subordination and Standby Agreement dated as of September 2, 2003, and all amendments and addendums thereto (the "Intercreditor Agreement").

          3.          Additional Senior Debt and Subordinated Debt. The Debtor has existing Senior Debt and Subordinated Debt (including Senior Debt held by affiliates and/or insiders) and may from time to time in its discretion incur additional Senior Debt and with respect thereto grant additional senior security interests in the Collateral. Further, Debtor may also incur additional Subordinated Debt and with respect thereto grant subordinate security interests in the Collateral. Any future issuance or incurrence of Senior or Subordinated Debt and the granting of senior or subordinate security interests with respect thereto shall be done in conformance with the provisions contained in the Intercreditor Agreement. Notwithstanding the priority of any Uniform Commercial Code UCC Financing Statements filed in the Delaware Divisions of Corporations in the event of default and disposition of the Collateral, Holder as a Secured Party under the Security Agreement shall share pari passu in the Collateral or any proceeds of the Collateral together with any holders (as a class) of Senior Debt.

          "Senior Debt" means all indebtedness and other obligations, however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor), payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, other extensions of credit, and all other indebtedness or obligations of Debtor provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed (senior) Security Agreement that grants a senior security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed the Intercreditor Agreement or has agreed in writing to be bound by its terms.

          "Subordinated Debt" means all indebtedness and other obligations, however incurred, (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor) payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, trade credit, other extensions of credit, and all other indebtedness or obligations of Debtor provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed Subordinate Security Agreement that grants a subordinate security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed the Intercreditor Agreement or has agreed in writing to be bound by its terms.

          "Unsecured Debt" means all indebtedness and other obligations (except Senior and Subordinated Debt), however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Debtor) payable directly or indirectly by Debtor, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Debtor, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit and other extensions of credit, and all other indebtedness or obligations of Debtor.

          Debtor covenants and agrees that the payment of Senior Debt from whatever source, including the principal of and interest and any other amounts payable thereon, shall be senior in right of payment, to the extent and in the manner herein set forth, to the payment of all Subordinated Debt and Unsecured Debt.

4. Prepayment. Debtor may prepay this Note, in whole or in part, at any time.

5. Default. Debtor will be in default upon the occurrence of any of the following:

(a) When Debtor fails to make any payment when due; or

(b) The occurrence of any default under any Senior Debt; or

                      (c) Debtor, other than in the ordinary course of business; sells, conveys, alienates, assigns or transfers the Collateral or any portion thereof, or any interest therein, or enters into an agreement to do so, or becomes divested of title or any interest in any manner or method; or

                      (d) Upon any assignment by Debtor for the benefit of creditors, or filing by or against Debtor of a petition in bankruptcy, or adjudication of Debtor as bankrupt or insolvent, or filing by or against Debtor of any petition or answer seeking for Debtor any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or filing any answer admitting or failing to deny the material allegations of a petition filed against it for any such relief, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or stockholders taking any action looking to its dissolution or liquidation.

          6.          Holder's Rights. Upon default, Holder may declare the entire unpaid principal balance on this Note together with interest on any unpaid balance immediately due, without notice, and then Debtor will pay that amount.

          If any Event of Default occurs, neither the failure of Holder to promptly exercise its right to declare the outstanding principal of and accrued and unpaid interest on this Senior Note to be immediately due and payable, nor the failure of Holder to exercise any other right or remedy that it may have for default, nor the acceptance by Holder of late payments, nor the failure of Holder to demand strict performance of any obligation of Debtor hereunder, shall constitute a waiver of any such rights while such default continues, nor a waiver of such rights in connection with any future default on the part of Debtor. Furthermore, acceptance by Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall not constitute a waiver by Holder of the acceleration of such indebtedness.

          7.          The Intercreditor Agreement. Notwithstanding anything contained herein to the contrary, if any terms of this Note or the Security Agreement conflict with any provision contained in the Intercreditor Agreement the Intercreditor Agreement shall prevail and all disputes, conflicts or interpretations shall be resolved in favor of the Intercreditor Agreement unless the affected parties thereto agree in writing otherwise.

          8.          Maximum Rate. All agreements which either are now or which shall become agreements between Debtor and Holder are expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Senior Note, acceleration of the maturity date of this Senior Note, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced by this Senior Note exceed the maximum amount of interest permissible under applicable law. If at any time, from any circumstance whatsoever, fulfillment of any provision of this Senior Note or any other agreement between Debtor and Holder shall result in or involve payments or performance which would exceed the maximum legal interest rate, then ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed such maximum legal interest rate.

          9.          Attorney's Fees. In the event of any dispute, action, or other proceeding brought by either party against the other under this Senior Note, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, action, or other proceeding proceeds to formal resolution or judgment.

10. Cumulative. Holder's rights and remedies under this Senior Note and applicable law shall be cumulative and not in the alternative.

          11.          Governing Law and Venue. This Senior Note is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Senior Note shall be San Diego County Superior Court in San Diego, California.

12. Successors. The provisions of this Senior Note shall inure to the benefit of Holder's successors and assigns, and are binding on Debtor's successors.

13. Time of Essence. Time is of the essence under this Senior Note.

          14.          Severability. Should any one or more of the provisions of this Note be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Note and shall not affect the validity or enforceability of the remaining provisions.

IN WITNESS WHEREOF the parties have entered into this Senior Note as of the date first above written.

DEBTOR:	HOLDER:

NatureWell, Incorporated, a Delaware corporation	Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company

By: __________________ James R. Arabia, CEO	By: __________________ Douglas H. Leighton, Director